Exhibit B

Schedule of Transactions in the Shares by W. Whitney George

Trade Date	Transaction	Quantity	Price Per Share
08/29/18	Gift	95,367 [1]	No consideration was paid for the gift.
09/28/18	Purchase	109,554[2]	$7.45
10/03/18	Purchase	12,437[3]	$7.37
10/03/18	Purchase	12,437[4]	$7.37
10/04/18	Purchase	37,563[3]	$7.33
10/04/18	Purchase	37,563[4]	$7.33
10/09/18	Purchase	389[5]	$7.08
10/10/18	Purchase	56,301[5]	$7.0367
10/11/18	Purchase	32,188[5]	$6.9374[8]

Schedule of Transactions in the Shares by Meredith George

Trade Date	Transaction	Quantity		Price Per Share
09/28/18	Purchase	24,367	[6]	$7.45

Schedule of Transactions in the Shares by

The Meredith and Whitney George Family Foundation, Inc.

Trade Date	Transaction	Quantity		Price Per Share
09/28/18	Purchase	24,511	[7]	$7.45

[1]	Represents a gift of Shares to a family trust. W. Whitney George may be deemed to indirectly beneficially own these Shares.
[2]

Represents Shares acquired pursuant to the Issuer’s dividend reinvestment program by accounts which Mr. George may be deemed to beneficially own (excluding The Meredith and Whitney George Family Foundation, Inc.).

[3]

Represents Shares purchased on the open market for the account of a trust of which Mr. George serves as a trustee. As beneficiary of the trust, Meredith George has a pecuniary interest in the trust, and Mr. George may be deemed to beneficially own the Shares held by the trust.

[4]

Represents Shares purchased on the open market for the account of a trust established for the benefit of Mr. George’s children. As beneficiaries of the trust, Mr. George’s children have a pecuniary interest in the trust, and Mr. George may be deemed to beneficially own the Shares held by the trust.

[5]	Represents Shares purchased on the open market for Mr. George’s direct account.
[6]	Represents Shares acquired by Meredith George pursuant to the Issuer’s dividend reinvestment program.
[7]	Represents Shares acquired by The Meredith and Whitney George Family Foundation, Inc. pursuant to the Issuer’s dividend reinvestment program.
[8]

Represents the weighted average purchase price of multiple transactions with a range of prices between $6.88 and $6.9718. The reporting persons hereby undertake to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of Shares purchased at each separate price.